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                         INTERNATIONAL HOME FOODS, INC.
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


EXHIBIT 12.1     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      Six Months Ended
                                                                            June 30, 2000         June 30, 1999
                                                                            ------------          ------------

            Income before provision for income taxes                        $     89,481          $     96,099

            Add (subtract):

                  Interest on term loans and notes                                47,329                48,204

                  Amortization of debt cost                                        2,011                 2,156

                  Portion of rents representative of interest                        811                   950
                                                                            ------------          ------------

            Income as adjusted                                              $    139,632          $    147,409


            Fixed Charges

                  Interest on term loans and notes                          $     47,329          $     48,204

                  Amortization of debt costs                                       2,011                 2,156

                  Portion of rents representative of interest                        811                   950
                                                                            ------------          ------------

                  Total fixed charges                                       $     50,151          $     51,310

            Consolidated Ratio of Earnings to Fixed Charges                         2.78                  2.87
                                                                            ============          ============
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